CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



Symbollon Corporation
Framingham, Massachusetts


         We hereby consent to the incorporation by reference in the Form S-8 of our report dated January 21, 2000 relating to the financial statements of Symbollon Corporation (a development stage company) as of December 31, 1999 and 1998, and for the years then ended, and amounts for the period from inception (July 15, 1986) to December 31, 1999 (not presented separately therein) appearing in the Company's Annual Report on Form 10-KSB for the year ended December 31, 1999.




/s/ BDO Seidman, LLP

   BDO Seidman, LLP


Boston, Massachusetts
March 22, 2000